UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

SEACHANGE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-21393	04-3197974
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Nagog Park, Acton, MA		01720
(Address of Principal Executive Offices)		(Zip Code)

David McEvoy                          (978) 897-0100

(Name and Telephone Number, Including Area Code, of the Person to Contact in Connection with this Report)

Check the appropriate box below to indicate the rule pursuant to which this form is being filed, and provided the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2016.

Section 1 – Conflict Minerals Disclosure

Item 1.01	Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of SeaChange International, Inc. (the “Company”) is filed pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1, 2016 to December 31, 2016.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 hereto and is publicly available at http://investors.schange.com/corporate-governance.cfm

Item 1.02	Exhibit

The Conflict Minerals Report as required by Items 1.01 and 1.02 is filed as Exhibit 1.01 to this Form SD.

Section 2 - Exhibits

Item 2.01	Exhibits

The following exhibit is attached to this report:

Exhibit No.	Description

1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ David McEvoy	Dated: May 31, 2017
David McEvoy
General Counsel,
Senior Vice President and Secretary